Exhibit 99.1

MONOGRAM RESIDENTIAL TRUST ANNOUNCES FIRST QUARTER 2017 RESULTS

PLANO, TX—May 9, 2017 — Monogram Residential Trust, Inc. (NYSE: MORE) (“Monogram” or the “Company”), an owner, operator and developer of luxury apartment communities with a significant presence in select coastal markets across the United States, today reported operational and financial results for the first quarter 2017.

“We are pleased with our first quarter results, including net income of $76.0 million as well as a 12.2% increase in total proportionate portfolio NOI over the prior year quarter. Our results reflect the continued execution of our development program, which we believe will continue to contribute meaningful value to our high quality portfolio. As we head into the peak summer leasing season, we expect that our leasing velocity will accelerate, resulting in occupancy gains, despite significant new supply in our core coastal markets given the ongoing strength of rental demand,” stated Mark T. Alfieri, Chief Executive Officer of Monogram.

Mr. Alfieri continued, “Year to date, we  have executed on the strategic disposition of  three properties totaling $247 million, including our exit from the Orlando market, and acquired $248 million of high quality assets located in two of our existing coastal markets. It is our continuing belief that we can opportunistically harvest gains through selective dispositions and reallocate the capital in investments that should improve our long-term growth in AFFO and NAV per share.”

First Quarter 2017 Summary

•                  Net income attributable to common stockholders of $76.0 million as compared to net loss attributable to common stockholders of $8.3 million in the first quarter of 2016. The increase is primarily due to GAAP gains on property sales in the first quarter of 2017 of $86.7 million.

•                  Stabilized one community, OLUME, in San Francisco, California.

•                  Sold three communities, Grand Reserve in Dallas, Texas, The District in Orlando, Florida, and Skye 2905 in Denver, Colorado for a total gross sales price of $246.5 million.

•                  Acquired Desmond at Wilshire in Los Angeles, California as part of a 1031 exchange for a gross contract purchase price of $105.0 million.

•                  Total portfolio proportionate share Net Operating Income (“NOI”) increased 12.2% to $30.7 million from $27.4 million in the first quarter of 2016. The increase is primarily due to the lease up of development communities.

•                  Reported decrease in proportionate Same Store NOI of 0.3% as compared to the first quarter of 2016.

•                  Achieved consolidated weighted average occupancy in the Company’s Same Store portfolio of 94.6% with monthly rental revenue per unit of $1,925, an increase of 0.2% as compared to rental revenue per unit in the first quarter of 2016.

•                  Entered into a new $300 million unsecured joint venture credit facility, comprised of a $200 million revolving credit facility and a $100 million term loan.

•                  Declared a $0.075 per share dividend which was paid on April 7, 2017 to common stockholders of record on March 31, 2017.

•                  Subsequent to quarter end, acquired Latitude, in Arlington, Virginia as part of a 1031 exchange for a gross contract purchase price of $143.0 million.

Financial Results for the  First Quarter 2017

The Company reported net income attributable to common stockholders of $76.0 million, or $0.45 per fully diluted share, which included $86.7 million of GAAP gains on sales of real estate, compared to net loss attributable to common stockholders of $8.3 million, or $(0.05) per fully diluted share, for the quarter ended March 31, 2016. The year over year difference is primarily due to the GAAP gains on sales of real estate in 2017.

Core FFO totaled $14.7 million or $0.09 per fully diluted share, as compared to $12.6 million or $0.08 per fully diluted share, for the same period in 2016. AFFO totaled $15.5 million or $0.09 per fully diluted share, as compared to $12.9 million or $0.08 per fully diluted share, for the same period in 2016.

The quarter over quarter increase in Core FFO and AFFO is primarily due to an increase in the Company’s proportionate share of NOI from stabilized non-comparable and lease up properties, which more than offset a decrease in NOI related to properties sold over the same period.

Operating Portfolio Results

Total consolidated revenues for the first quarter 2017 increased 11.9% to $73.3 million from $65.5 million in the same period in 2016. Total portfolio operating expenses increased to $31.1 million from $29.4 million. Both increases are primarily attributed to the lease up and stabilization of the Company’s new development communities.

For the 35 Same Store communities, the Company’s proportionate share of first quarter 2017 Same Store NOI decreased 0.3%, compared to the first quarter of 2016.  The Company’s proportionate share of Same Store revenue increased 0.4% and expenses increased 1.7% compared to the same period in 2016.

Same Store revenue was impacted by a deceleration in rental revenue growth and lower weighted-average occupancy due to significant new supply in several markets. Same Store expenses increased primarily due to higher real estate taxes.

Average rental revenue per unit within the Same Store consolidated portfolio increased 0.2% to $1,925 as of March 31, 2017 from $1,921 as of March 31, 2016, and weighted average occupancy decreased to 94.6% as of March 31, 2017 from 95.4% as of March 31, 2016.

The Company defines Same Store communities as those that are stabilized and comparable for both the current and the prior reporting year.  The Company considers a property to be stabilized generally upon achieving 90% occupancy.

Development and Lease Up Activity

One development community was stabilized during the first quarter:

•                  OLUME, located in San Francisco, California, contains 121 units and was 92% occupied at the end of the first quarter.  The Company’s proportionate ownership is 55%.

The following three operating communities were in lease up at the end of the first quarter:

•                  Nouvelle, located in Tysons Corner, Virginia, contains 461 units and was 77% occupied at quarter end.  The Company’s proportionate ownership is 55% and the property is expected to be stabilized by the end of the third quarter of 2017.

•                  Zinc, located in Cambridge, Massachusetts, contains 392 units and was 74% occupied at quarter end.  The Company’s proportionate ownership is 55% and the property is expected to be stabilized by the end of the third quarter of 2017.

•                  The Alexan, located in Dallas, Texas, contains 365 units and was 45% occupied at quarter end.  The Company’s proportionate ownership is 50%.  The property is expected to be stabilized by the end of the fourth quarter of 2017.

One acquisition community, which had just completed construction at the time of our acquisition, was in lease up at the end of the first quarter:

•                  Desmond at Wilshire, located in Los Angeles, California, contains 175 units and was 18% occupied at quarter end.  The Company wholly owns this asset.  The property is expected to be stabilized by the end of the fourth quarter of 2017.

As of March 31, 2017, Monogram’s existing development program, which consists of five communities in lease up or under construction with 1,874 planned units is 83% complete based on the Company’s proportionate share of total economic costs. The Company’s share of estimated remaining development costs to complete the existing development program totals $74 million.  All but one of these projects are expected to be completed and stabilized by the end of 2017. Three of these communities are currently leasing and are 66% occupied on a weighted average basis and two communities, Lucé in Huntington Beach, California and Caspian Delray Beach in Delray Beach, Florida are under construction.

The cumulative development program that was outlined at the time of Monogram’s listing, on November 21, 2014, is 92% complete based on the Company’s proportionate share of total economic costs.

Transaction Activity

In January 2017, the Company acquired Desmond at Wilshire, a 175 unit development asset located in Los Angeles, California through a 1031 exchange for an aggregate gross contract purchase price of $105.0 million, excluding closing costs.

In February 2017, the Company sold Grand Reserve in Dallas, Texas for a total gross sales price of $42.0 million.

In March 2017, the Company sold The District in Orlando, Florida for a total gross sales price of $78.5 million. This sale represents our exit from the Orlando market.

In March 2017, the Company sold Skye 2905 in Denver, Colorado for a total gross sales price of $126.0 million.

Subsequent to quarter end, the Company acquired Latitude, a 265 unit multifamily asset located in Arlington, Virginia for a gross contract purchase price of $143.0 million, excluding closing costs. The property is currently 20% occupied.

Balance Sheet

At the end of the first quarter, the Company had total consolidated debt outstanding of $1.5 billion, including debt held at the co-investment venture level. The Company’s proportionate share of contractual debt totaled $934.3 million. The Company’s net debt to Adjusted EBITDA was 9.4x as compared to 11.6x at March 31, 2016. The Company continues to expect that as properties in development and lease-up reach stabilized occupancy, leverage as measured by net debt to Adjusted EBITDA will decrease. The Company’s consolidated debt had a weighted average interest rate of 3.28%.

As of March 31, 2017, on a proportionate share basis, the Company had approximately $220 million in total availability comprised of cash and undrawn capacity on its two credit facilities. Subsequent to March 31, 2017, the Company utilized its credit facility to initially fund, in part, the acquisition of Latitude, thereby reducing its total availability to approximately $150 million.

As previously announced, the Company closed a $300 million unsecured credit facility, comprised of a $200 million revolving credit facility and a $100 million term loan. Additionally, the credit facility contains an accordion feature which allows for an additional $200 million of capacity, subject to the satisfaction of certain terms and conditions, bringing total availability to $500 million. This unsecured facility was completed through the Company’s existing joint venture with PGGM. At closing, $100 million under the term loan and $93 million under the revolving credit facility was drawn primarily to repay all of the Company’s 2017 and certain of the Company’s 2018 joint venture construction loan maturities. The Company’s proportionate share of total proceeds drawn at closing totaled $107 million.

Quarterly Dividend Declaration

On March 10, 2017, the Company declared a cash dividend of $0.075 per common share.  The dividend was paid on April 7, 2017 to common stockholders of record on March 31, 2017.

Outlook

For the full year 2017, the Company reaffirms its Same Store growth outlook and earnings guidance ranges to be as follows (per common share) (unaudited):

	2017 Full Year Guidance Range

Proportionate Share - Same Store Growth:
Rental revenue	1.25%	to	2.75%
Property operating expenses	3.5%	to	4.5%
NOI	0.0%	to	2.0%

Core FFO	$0.37	to	$0.42
AFFO	0.39	to	0.44

Conference Call

The Company will hold a conference call on Tuesday, May 9, 2017 at 5:00 p.m. Eastern Time to review its first quarter 2017 results and discuss its outlook for future performance. To participate in the call, please dial 1-877-407-9039 (Domestic) or 1-201-689-8470 (International), or join the live webcast of the conference call by accessing the Investor Relations section of the Company’s website at www.monogramres.com.   Please log on at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Select the “First Quarter 2017 Earnings Conference Call” link. The webcast will be archived for 90 days.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release and in the Company’s outlook include, expectations regarding apartment market conditions and expectations regarding future operating conditions, including the Company’s current outlook as to expected funds from operations, core funds from operations, adjusted funds from operations, revenue, operating expenses, net operating income, capital expenditures, depreciation, gains on sales and net income and anticipated development activities (including projected construction expenditures and timing). We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with those safe harbor provisions.  All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: we may abandon or defer development opportunities for a number of reasons, including, without limitation, changes in local market conditions which make development less desirable, increases in costs of development, increases in the cost of capital or lack of capital availability, resulting in losses; construction costs of a community may exceed our original estimates; we may not complete construction and lease up of communities under development or redevelopment on schedule, resulting in increased interest costs and construction costs and a decrease in our expected rental revenues; we may dispose of multifamily communities due to factors including changes in local market conditions, better net earnings opportunities or capital reallocation, where the redeployment of the capital, including into properties currently in lease-up, may negatively impact our financial results, cash flows and guidance; newly acquired properties may not stabilize according to our estimated schedule, which may negatively impact our financial results, cash flows and guidance; occupancy rates and market rents may be adversely affected by competition and local economic and market conditions which are beyond our control; financing may not be available on favorable terms or at all, and our cash flows from operations and access to cost effective capital may be insufficient for the growth of our development program which could limit our pursuit of opportunities; our cash flows may be insufficient to meet required payments of principal and interest, or to make dividend payments, and we may be unable to refinance existing indebtedness or the terms of such refinancing may not be as favorable as the terms of existing indebtedness; and we may be unsuccessful in managing changes in our portfolio composition. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and may be discussed in subsequent filings with the SEC.

About Monogram

Monogram is a fully integrated self-managed real estate investment trust that invests in, develops and operates high quality multifamily communities offering location and lifestyle amenities. Monogram invests in stabilized operating properties and properties in various phases of development, with a focus on communities in select markets across the United States. As of March 31, 2017, Monogram’s portfolio includes investments in 49 multifamily communities in 10 states comprising 13,674 apartment homes.

Consolidated Balance Sheet

(in thousands) (unaudited)

	March 31, 2017	December 31, 2016
Assets
Real estate
Land	$539,312	$527,944
Buildings and improvements	2,717,792	2,814,221
Gross operating real estate	3,257,104	3,342,165
Less: accumulated depreciation	(452,439)	(461,869)
Net operating real estate	2,804,665	2,880,296
Construction in progress, including land	133,005	120,423
Total real estate, net	2,937,670	3,000,719

Cash and cash equivalents	59,150	74,396
Tax like-kind exchange escrow	110,917	56,762
Intangibles, net	16,287	16,977
Other assets, net	54,963	51,248
Total assets	$3,178,987	$3,200,102

Liabilities
Mortgages and notes payable, net	$1,228,920	$1,522,207
Credit facilities payable, net	230,137	8,023
Construction costs payable	23,148	26,859
Accounts payable and other liabilities	25,646	32,707
Deferred revenues and other gains	22,000	22,077
Distributions payable	12,606	12,512
Tenant security deposits	6,027	6,205
Total liabilities	1,548,484	1,630,590

Redeemable, noncontrolling interests	29,073	29,073

Equity
Common stock	17	17
Additional paid-in capital	1,440,003	1,439,199
Cumulative distributions and net income (loss)	(246,670)	(310,124)
Total equity attributable to common stockholders	1,193,350	1,129,092
Non-redeemable noncontrolling interests	408,080	411,347
Total equity	1,601,430	1,540,439
Total liabilities and equity	$3,178,987	$3,200,102

Consolidated Statements of Operations

(in thousands, except per share amounts) (unaudited)

	For the Three Months Ended March 31,
	2017	2016

Rental revenues	$73,338	$65,547

Expenses:
Property operating expenses	19,138	18,806
Real estate taxes	11,964	10,622
General and administrative expenses	6,870	6,510
Acquisition, investment and development expenses	64	278
Interest expense	11,704	10,366
Amortization of deferred financing costs	1,549	1,536
Depreciation and amortization	31,859	30,056
Total expenses	83,148	78,174

Interest income	1,181	1,682
Loss on early extinguishment of debt	(3,901)	—
Other expense, net	(88)	(115)
Loss from continuing operations before gains on sales of real estate	(12,618)	(11,060)
Gains on sales of real estate	86,723	—

Net income (loss)	74,105	(11,060)

Net loss attributable to non-redeemable noncontrolling interests	1,880	2,755
Net income (loss) available to the Company	75,985	(8,305)
Dividends to preferred stockholders	—	(2)
Net income (loss) attributable to common stockholders	$75,985	$(8,307)

Weighted average number of common shares outstanding - basic	167,001	166,743
Weighted average number of common shares outstanding - diluted	167,791	166,743

Basic and diluted earnings (loss) per common share	$0.45	$(0.05)

Non-GAAP Performance Financial Measures and Definitions

In addition to amounts presented in accordance with GAAP, we also present certain supplemental non-GAAP measurements.  These measurements are not to be considered more relevant or accurate than the measurements presented in accordance with GAAP.  In compliance with SEC requirements, our non-GAAP measurements are reconciled to net income, the most directly comparable GAAP performance measure.  For all non-GAAP measurements, neither the SEC nor any other regulatory body has passed judgment on these non-GAAP measurements.

NOI and Same Store NOI

We define NOI as rental revenue, less direct property operating expenses and real estate taxes.  We believe that NOI provides a useful supplemental measure of our operating performance because NOI reflects the operating performance of our properties and excludes items that are not associated with real estate industry defined property operations, including property management revenues, interest income, property management expenses, depreciation, interest and other finance expense, corporate general and administrative expenses, overhead allocations and other non-onsite operations.  NOI may be helpful in evaluating all of our multifamily operations and providing comparability to other real estate companies. NOI is also a useful measurement because it is included as a basis for certain of our loan covenant calculations.

We define Same Store NOI as NOI for our stabilized multifamily communities that are comparable between periods.  We view Same Store NOI as an important measure of the operating performance of our properties because it allows us to compare operating results of properties owned for the entirety of the current and comparable periods and therefore eliminates variations caused by lease up activity, acquisitions or dispositions during the periods.

NOI and Same Store NOI should not be considered as replacements for GAAP net income as they exclude certain income and expenses that are material to our operations.  Additionally, NOI and Same Store NOI may not be useful in evaluating net asset value or impairments as they also exclude certain GAAP income and expenses and non-comparable properties.  Investors are cautioned that NOI and Same Store NOI should only be used to assess the operating performance trends for the properties included within the definition.

The following table presents a reconciliation of our net income (loss) to Proportionate NOI and Proportionate Same Store NOI for our multifamily communities for the quarters ended March 31, 2017 and 2016:

(in thousands) (unaudited)

	For the Three Months Ended March 31,
	2017	2016
Reconciliation of net income (loss) to Proportionate NOI and Proportionate Same Store NOI:

Net income (loss)	$74,105	$(11,060)

Adjustments to reconcile net income (loss) to Proportionate NOI:
Corporate property management expenses	2,536	2,601
General and administrative expenses	6,870	6,510
Interest expense	11,704	10,366
Amortization of deferred financing costs	1,549	1,536
Depreciation and amortization	31,859	30,056
Interest income	(1,181)	(1,682)
Gains on sales of real estate	(86,723)	––
Loss on early extinguishment of debt	3,901	––
Other, net	152	393
Less: Noncontrolling interests adjustments	(14,045)	(11,325)
Proportionate NOI	30,727	27,395

Less: non-comparable
Rental revenue	(13,711)	(9,531)
Property operating expenses, including real estate taxes	6,159	5,387
Proportionate Same Store NOI	$23,175	$23,251

FFO, Core FFO and AFFO

FFO is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance.  We use FFO as currently defined by NAREIT to be net income (loss), computed in accordance with GAAP excluding gains (or losses) from sales of property (including deemed sales (if any) and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets, impairment write-downs of depreciable real estate or of investments in unconsolidated real estate partnerships, joint ventures and subsidiaries (if any) that are driven by measurable decreases in the fair value of depreciable real estate assets, and after related adjustments for unconsolidated partnerships, joint ventures and subsidiaries and noncontrolling interests.

Core FFO is calculated starting from FFO adjusted for loss on early extinguishment of debt, start up and pursuit expenses, fair value adjustments and non-recurring expenses.

AFFO is calculated starting from Core FFO adjusted for recurring capital expenditures, straight-line rents and stock compensation expense.

We believe that FFO, Core FFO, and AFFO are helpful to our investors and our management as measures of operating performance because they exclude real estate-related depreciation and amortization, impairments of depreciable real estate, and gains and losses from property dispositions, and as a result, when compared year to year, highlights the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities (including capitalized interest and other costs during the development period), general and administrative expenses, and interest costs, which may not be immediately apparent from net income.  Historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate and intangibles diminishes predictably over time independent of market conditions or the physical condition of the asset.  Since real estate values have historically risen or fallen with market conditions (which includes property level factors such as capitalization rates, rental rates, occupancy, capital improvements, status of developments and competition, as well as macro-economic factors such as economic growth, interest rates, demand and supply for real estate and inflation), many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient. FFO, Core FFO and AFFO are also useful measurements because they are included as a basis for certain of our loan covenants.  As a result, our management believes that the use of FFO, together with the required GAAP presentations, is helpful for our investors in understanding our performance.  Factors that impact FFO include property operations, start-up costs, fixed costs, pursuit expenses, interest on cash held in accounts or loan investments, income from portfolio properties, operating costs during the lease up of developments, interest rates on acquisition financing and general and administrative expenses.  In addition, FFO will be affected by the types of investments in our and our co-investment ventures’ portfolios, which may include, but are not limited to, equity and mezzanine, and bridge loan investments in existing operating properties and properties in various stages of development and the accounting treatment of the investments in accordance with our accounting policies.  Core FFO is useful because it adjusts for one-time items which increases comparability to other REITs.  AFFO is useful as it is the basis for certain debt covenant calculations.

FFO, Core FFO, and AFFO should not be considered as alternatives to GAAP net income (loss), nor as an indication of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to fund distributions.  FFO, Core FFO, and AFFO are also not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO, Core FFO, and AFFO.  Although the Company has not historically incurred any significant impairment charges, investors are cautioned that we may not recover any impairment charges in the future.  Accordingly, FFO, Core FFO, and AFFO should be reviewed in connection with GAAP measurements.  We believe our presentation of FFO is in accordance with the NAREIT definition, however, our FFO, Core FFO, and AFFO as presented may not be comparable to amounts calculated by other REITs.

The following table presents our calculation of FFO, Core FFO, and AFFO, net of noncontrolling interests, and provides additional information related to our operations for the quarters ended March 31, 2017 and 2016:

(in thousands, except per share amounts) (unaudited)

	For the Three Months Ended March 31,
	2017	2016
FFO:
Net income (loss) attributable to common stockholders	$75,985	$(8,307)
Add (deduct) NAREIT defined adjustments:
Real estate depreciation and amortization	31,721	29,922
Gains on sales of real estate	(86,723)	—
Less: Noncontrolling interests adjustments	(10,116)	(9,258)
FFO - NAREIT defined	10,867	12,357

Add (deduct) adjustments to arrive at Core FFO:
Loss on early extinguishment of debt	3,901	—
Fair value adjustments (derivatives and business combinations)	70	—
Start up and pursuit expenses	128	225
Less: Noncontrolling interests adjustments	(305)	(30)
Core FFO	14,661	12,552

Add (deduct) adjustments to arrive at AFFO:
Recurring capital expenditures	(594)	(482)
Straight-line rents	227	242
Stock compensation expense	1,121	580
Less: Noncontrolling interests adjustments	69	5
AFFO	$15,484	$12,897

Weighted average number of common shares outstanding - basic	167,001	166,743
Weighted average number of common shares outstanding - diluted	167,791	167,309

Per common share amounts - basic and diluted:
Net income (loss) attributable to common stockholders	$0.45	$(0.05)
FFO attributable to common stockholders - NAREIT Defined	$0.06	$0.07
Core FFO attributable to common stockholders	$0.09	$0.08
AFFO attributable to common stockholders	$0.09	$0.08

Reconciliation of Full Year 2017 Guidance

	Guidance Range - Per Share

Proforma annualized net income (loss) attributable to common stockholders	$0.33	$0.40
Add (deduct) NAREIT defined adjustments:
Real estate depreciation and amortization	0.77	0.79
Gains on sales of real estate	(0.52)	(0.57)
Less: Noncontrolling interests adjustments	(0.25)	(0.24)
Proforma FFO annualized - NAREIT defined	0.33	0.38

Add (deduct) adjustments to arrive at Proforma Core FFO annualized:
Other	0.04	0.04
Less: Noncontrolling interests adjustments	––	––
Proforma Core FFO annualized	0.37	0.42

Add (deduct) adjustments to arrive at Proforma AFFO annualized:
Other (primarily stock compensation expense and recurring capital expenditures)	0.02	0.02
Less: Noncontrolling interests adjustments	––	––
Proforma AFFO annualized	$0.39	$0.44

Proforma weighted average number of common shares outstanding - diluted (in millions)	168.4	168.4

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP performance measurement of earnings before interest, taxes, depreciation, amortization, and other non-recurring items.  Its purpose is to highlight earnings without finance, depreciation and certain amortization expenses and its use is limited to specialized analysis.  Similar to other non-GAAP measurements, Adjusted EBITDA is presented on our Proportionate Share.  Our presentation may be different than other companies.

Reconciliation of net income (loss) available to the Company to Adjusted Proportionate EBITDA:

(in thousands) (unaudited)

	March 31, 2017	March 31, 2016
Total Debt per Consolidated Balance Sheet	$1,459,057	$1,518,658
Less: Unamortized adjustments from business combinations	(1)	(2,076)
Plus: Deferred financing costs, net	11,849	13,724
Less: noncontrolling interests share of adjustments	(536,643)	(513,259)
Proportionate Share of Contractual Debt	934,262	1,017,047
Less: Proportionate share of cash and cash equivalents	(45,601)	(53,439)
Net Proportionate Share of Contractual Debt	$888,661	$963,608

Total Cash and cash equivalents per Consolidated Balance Sheet	$59,150	$67,847
Less: noncontrolling interests share of adjustments	(13,549)	(14,408)
Proportionate share of cash and cash equivalents	$45,601	$53,439

	For the Three Months Ended
	March 31,
	2017	2016

Net income (loss) available to the Company	$75,985	$(8,305)
Less: Gains on sales of real estate	(86,723)	—
Depreciation and amortization	33,652	31,836
Interest expense	11,228	9,774
Loss on early extinguishment of debt	3,901	—
Other, net	188	210
Less: noncontrolling interests share of adjustments	(14,668)	(12,818)
Adjusted Proportionate EBITDA	$23,563	$20,697

Annualized Adjusted Proportionate EBITDA	$94,252	$82,788

Net Proportionate Share of Contractual Debt to Annualized Adjusted Proportionate EBITDA	9.4x	11.6x

Other Definitions

Proportionate Share — A non-GAAP presentation of financial amounts at our effective cash share based on our participation in distributable operating cash. The amounts exclude noncontrolling interest in consolidated joint ventures.  Proportionate Share presentations may be useful in analyzing our financial information by providing revenues, expenses, assets and liabilities attributable only to our common stockholders. Proportionate Share presentations are also relevant to our investors and lenders as they highlight operations and capital available for our lenders and investors and is the basis used for several of our loan covenants. However, our proportionate share does not include amounts related to our consolidated operations and should not be considered as a replacement for corresponding GAAP amounts presented on a consolidated basis.  Investors are cautioned that our proportionate share amounts should only be used to assess financial information in the limited context of evaluating amounts attributable to common stockholders.  We present our proportionate share along with the corresponding GAAP balance.

Total Economic Costs  — A non-GAAP measure representing costs for all on-site development and construction costs recognized for GAAP, but including certain items expensed for GAAP (primarily specific financing and operating expenses incurred during lease up) and excluding certain GAAP costs related to consolidated allocated costs, former sponsor-related fees and other non-cash capitalized cost items.

Contact:

Investor Relations

Stephen Swett

(469) 250-5638

ir@monogramres.com